FOR IMMEDIATE RELEASE

Contact:
Robert J. Brittain, President & C.E.O.
Telephone: (518)842-7200
Fax: (518)842-7500

Harold A. Baylor, Jr., Vice President & Treasurer
Telephone: (518)842-1445
Fax: (518)843-5501

  AMBANC HOLDING CO., INC. ANNOUNCES THE SALE OF LOANS AND FORECLOSED REAL
               ESTATE AND INCREASED PROVISIONS FOR LOAN LOSSES

Amsterdam, N.Y., December 23, 1996 -- Robert J. Brittain, President and Chief Executive Officer of Ambanc Holding Co., Inc. (NASDAQ: AHCI), today announced that the Company's subsidiary, Amsterdam Savings Bank, F.S.B., has entered into agreements with investors for the sale of certain of the Bank's loans and foreclosed real estate for approximately $20.2 million, at an average sales price which represents approximately 74 % of the book value of the sold assets . In addition, Brittain announced that the Bank also increased its provision for loan losses relating to its lending relationship with the Bennett Funding Group by $1.3 million, bringing the provision-to-date to $2.8 million, on a total loan exposure of $3.6 million. The Bank has taken a total provision for loan losses for the fourth quarter of 1996 of approximately $6.8 million as a result of the loan sales, the additional provision related to Bennett and its most recent review of the loan portfolio, which is performed on a regular basis.

In making the announcement, Mr. Brittain commented, "While these actions will result in a charge to earnings and a loss for both the fourth quarter of 1996 and for the full-year of 1996, by selling the selected loans and foreclosed real estate, the long-term benefits that should accrue from the sales will be in the best interests of the Company and its shareholders and, therefore, outweigh the one-time charge to earnings. It substantially reduces the Bank's quality-of-assets problem at a reasonable cost and creates the strategic flexibility so necessary for any business in today's highly competitive economic environment. As we go forward, the investment return from the proceeds of the sales will result in positive contributions to earnings."

Mr. Brittain stated further, "As a result of these actions, our balance sheet is substantially improved and the transactions are major steps in returning the Bank to full financial strength. We have been severely handicapped by our non-performing assets (NPAs). They have limited our earnings, required significant maintenance, and raised concerns from analysts and shareholders. We have monitored the bulk sale market and now believe that it has improved sufficiently to warrant the decision to sell in bulk versus continuing to resolve the problems on an asset-specific basis. We expect future quarters to be more profitable than they would have been without the sales. Additionally, with these transactions, a considerable portion of the expense drag of the NPAs is behind us."

Mr. Brittain pointed out that the sales achieve a meaningful reduction in the level of credit risk in the Bank's portfolio. As a result of the sales, the Bank's non-performing assets will be reduced to approximately $4.0 million from approximately $18.0 million at September 30, 1996, thereby reducing the Bank's ratio of non-performing assets to total assets to approximately 0.80% from 3.63% at September 30, 1996.

At September 30, 1996, Ambanc Holding Co., Inc., which operates nine banking locations in the Capital Region of upstate New York through its subsidiary bank, had total assets of $496.5 million.

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